Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Clearwire Corporation:
We consent to the use of our report dated August 4, 2008, with respect to the balance sheet of the WiMAX Operations of Sprint Nextel Corporation as of December 31, 2007, and the related statements of operations, cash flows and business equity (included within the statement of stockholders’ equity and comprehensive loss) for the year then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Kansas City, Missouri
December 21, 2009